Exhibit 10.19
PTC THERAPEUTICS, INC.
RESTRICTED STOCK AWARD AGREEMENT
PTC Therapeutics, Inc. (the “Company”) hereby grants the following award of shares of restricted common stock of the Company, $0.01 par value per share (the “Restricted Stock”) pursuant to its 2013 Long-Term Incentive Plan. The terms and conditions attached hereto are also a part hereof.
Notice of Grant

Name of recipient (the “Participant”):	[Participant Name]
Grant Date:	[Grant Date]
Share Amount:	[Number of shares of Restricted Stock Granted]
Vesting Start Date:	[Grant Date]
Vesting Schedule:

The Restricted Stock shall vest as to 25% of the Share Amount on the first anniversary of your grant date (the “Vesting Reference Date”) and as to an additional 25% of the original Share Amount at each successive annual anniversary of the Vesting Reference Date until the third annual anniversary of the Vesting Reference Date.

All vesting is dependent on the Participant continuing to perform services for the Company, as provided herein. The Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 and the restrictions on transfer set forth in Section 5 of the attached terms and conditions. Vesting may be accelerated in accordance with the terms of the attached terms and conditions.

This grant of Restricted Stock satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

PTC THERAPEUTICS, INC.
_____________________ Signature of Participant
By: ___________________________________ Mark E. Boulding Title: Executive Vice President and Chief Legal Officer

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PTC THERAPEUTICS, INC.
Restricted Stock Award Agreement
Incorporated Terms and Conditions
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.    Award of Restricted Stock.
(a)    In consideration of services rendered and to be rendered to the Company, by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and in the Company’s 2013 Long-Term Incentive Plan (the “Plan”), an award consisting of the number of shares of restricted common stock of the Company, $0.01 par value per share (the “Restricted Stock”), that is set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”) opposite the heading “Share Amount”.
(b)    The Restricted Stock will be issued by the Company in book entry form only, in the name of the Participant. The Participant agrees that the Restricted Stock shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 5 of this Agreement.
2.    Vesting. The Restricted Stock shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”) and, if applicable, Section 4 hereof. Any fractional shares resulting from the application of the percentages in the Vesting Schedule shall be rounded down to the nearest whole number of shares.
3.    Forfeiture of Unvested shares of Restricted Stock Upon Cessation of Service. Subject to the provisions of Section 4 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without Cause (as defined in Section 4(c) hereof), all of the shares of Restricted Stock that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to any shares of Restricted Stock that are so forfeited. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.
4.    Accelerated Vesting upon Cessation of Services in connection with Corporate Change.
(a)    In the event that the Participant’s provision of services to the Company is terminated by the Company without Cause or by the Participant for Good Reason (as defined in Section 4(d) hereof) within the period of three (3) months prior to (but only if negotiations relating to the particular Corporate Change (as defined in Section 4(b) hereof) that occurs are ongoing at the date of the notice of termination) or twelve (12) months after a Corporate Change that occurs while the Participant is employed by the Company (such fifteen-month period, the “Protected Period”), all of the shares of Restricted Stock that are unvested as of the time of such cessation shall vest immediately prior to the consummation of such Corporate Change if the cessation occurs during the first three (3) months of the Protected Period or immediately upon such cessation, if the cessation occurs during the last twelve (12) months of the Protected Period.
(b)    For purposes of this Agreement, “Corporate Change” shall mean any circumstance in which (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary or affiliate of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (excluding, for this purpose, the Company or any subsidiary, or any employee benefit plan of the Company or any subsidiary, or any “group” in which all or substantially all of its members or its members’ affiliates are individuals or entities who are or were beneficial owners of the Company’s outstanding shares prior to the initial public offering, if any, of the Company’s stock), acquires or gains ownership or control (including, without limitations, powers to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (iv) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company.  Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of a merger, consolidation, reorganization or restructuring after which either (1) a majority of the Board of Directors of the controlling entity consists of persons who were directors of the Company prior to the merger, consolidation, reorganization or restructuring or (2) the Participant forms part of an executive management team that consists of substantially the same group of individuals and the Participant is performing in a similar role, with similar authority and responsibility (other than changes solely attributable to the change in ownership structure), to that which existed prior to the reorganization or restructuring.  Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”), the Corporate

Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(c)    If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant’s employment or other relationship shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.
(d)    If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “good reason” for termination of employment or other relationship, “Good Reason” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives written notice (which must be received from the Participant within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Participant has consented to the condition that would otherwise be a basis for Good Reason:
(i)    A change in the principal location at which the Participant provides services to the Company to a location more than fifty (50) miles from the location at which the Participant provided services as of immediately prior to the Corporate Change and/or to a location in New York City (either of), which change the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which the Participant provides services to the Company);
(ii)    A material adverse change by the Company in the Participant’s duties, authority or responsibilities which causes the Participant’s position with the Company to become of materially less responsibility or authority than the Participant’s position immediately prior to the Corporate Change.  For purposes of this definition of “Good Reason,” a “material adverse change” following a Corporate Change shall not include any diminution in authority, duties or responsibilities that is solely attributable to the change in the Company’s ownership structure but does not otherwise change the Participant’s authority, duties or responsibilities (except in a positive manner) otherwise with respect to the Company’s business;
(iii)    A material reduction in the Participant’s base compensation (including his or her base salary);
(iv)    A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by the Participant; or
(v)    Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.
5.    Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any shares of Restricted Stock, or any interest therein, until such shares of Restricted Stock have vested. The Company shall not be required (i) to transfer on its books any of the shares of Restricted Stock which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares of Restricted Stock or to pay dividends to any transferee to whom such shares of Restricted Stock have been transferred in violation of any of the provisions of this Agreement.

6.    Restrictive Legends. The book entry account reflecting the issuance of the shares of Restricted Stock in the name of the Participant shall bear a legend or other notation upon substantially the following terms:
“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Award Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
7.    Rights as a Shareholder. Except as otherwise provided in this Agreement, for so long as the Participant is the registered owner of the Restricted Stock, the Participant shall have all rights as a shareholder with respect to the Restricted Stock, whether vested or unvested, including, without limitation, rights to vote the Restricted Stock and act in respect of the Restricted Stock at any meeting of shareholders; provided, however, that the payment of dividends on unvested shares of Restricted Stock shall be deferred until after such shares vest and shall be paid to the Participant no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the applicable vesting date of such shares of Restricted Stock. No interest will be paid on any such deferred dividends. In the event that any shares of Restricted Stock are forfeited in accordance with terms of this Agreement during the pendency of any such deferred dividends declared with respect to such shares, then the Participant shall also forfeit any right to receive such deferred dividends.
8.    Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
9.    Tax Matters.
(a)    Acknowledgments; Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the acquisition of the Restricted Stock and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Stock. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Stock. The Participant acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Stock.
(b)    Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of shares of Restricted Stock (any such withholding, a “Tax Withholding Obligation”). At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.
10.    Miscellaneous.
(a)    Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.
(b)    No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of Restricted Stock is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service relationship with the Participant or confer upon the Participant any rights with respect to a continued service relationship with the Company.
(c)    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, his or her employer or contracting party and the Company for the exclusive purpose of implementing, administering and managing his or her participation in the Plan.
The Participant understands that the Company holds certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, work location and phone number, date of birth, hire date, details the shares of Restricted Stock awarded, cancelled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting his or her local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Common Stock acquired upon vesting of shares of Restricted Stock or in connection with the Participant’s execution of the Automatic Sale Instructions and the sale of the Participant’s Common Stock pursuant to Schedule A. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. For purposes of this Section 10(c), if the Participant provides services to a subsidiary of the Company, any references in this Section 10(c) to the Company shall be deemed to also refer to such subsidiary.
(d)    Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(e)    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

I hereby acknowledge that I have read this Agreement, have received and read the Plan, and understand and agree to comply with the terms and conditions of this Agreement and the Plan.

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PARTICIPANT ACCEPTANCE